As filed with the United States Securities and Exchange Commission on March 19, 2012

Registration No. 333-162051

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 2

to

FORM S-3

Registration Statement Under the Securities Act of 1933

CIMAREX ENERGY CO. *

(Exact name of registrant as specified in its charter)

Delaware	45-0466694
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1700 Lincoln Street, Suite 1800

Denver, Colorado  80203-4518

(303) 295-3995

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul Korus

Cimarex Energy Co.

1700 Lincoln Street, Suite 1800

Denver, Colorado  80203-4518

(303) 295-3995

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
W. Dean Salter Bryan Cave HRO 1700 Lincoln Street, Suite 4100 Denver, Colorado 80203-4541 (303) 861-7000	Thomas A. Richardson Cimarex Energy Co. 1700 Lincoln Street, Suite 1800 Denver, Colorado 80203-4518 (303) 295-3995

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

*                 Includes certain subsidiaries of Cimarex Energy Co. identified in the “Table of Additional Registrant Guarantors” below, which may be guarantors of some or all of the debt securities registered hereunder and, as such, have been listed as co-registrants for the purpose of providing guarantees, if any.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant Guarantor as Specified in its Charter (1)	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
Cimarex Energy Co. of Colorado	Texas	75-1074365
Cimarex Gas Gathering, Inc.	Texas	73-1222501
ConMag Energy Corporation	Texas	20-8596953
Key Production Company, Inc.	Delaware	84-1089744
Magnum Hunter Production, Inc.	Texas	75-2589131
Oklahoma Gas Processing, Inc.	Delaware	73-1566476
Prize Energy Resources, Inc.	Delaware	45-418278

(1)          The address for each registrant guarantor is 1700 Lincoln Street, Suite 1800, Denver, Colorado  80203-4518, telephone (303) 295-3995.

Explanatory Note

This Post-Effective Amendment #2 to the Registration Statement on Form S-3 (Registration No. 333-162051) (the “Registration Statement”) is being filed by Cimarex Energy Co. (the “Company”) and the co-registrants set forth on the cover page for the purposes of:

(i)            reflecting the conversion and name change of Prize Energy Resources, L.P., a Delaware limited partnership, to Prize Energy Resources, Inc., a Delaware corporation and wholly owned subsidiary of the Company, on January 3, 2012;

(ii)           reflecting the name change of Hunter Gas Gathering, Inc., a Texas corporation, to Cimarex Gas Gathering, Inc. on March 7, 2011;

(iii)          removing as co-registrants under the Registration Statement the following companies, each of which has merged into other subsidiaries of the Company that are existing co-registrants under the Registration Statement:

Brock Gas Systems & Equipment, Inc.;
PEC (Delaware), Inc.;
Pintail Energy Inc.; and
Prize Operating Company; and

(iv)          filing additional exhibits to the Registration Statement and updating the exhibit list.

No changes or additions are being made hereby to the base prospectus that already forms a part of the Registration Statement. Accordingly, such base prospectus is being omitted from this filing.

1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other expenses of issuance and distribution

The following table sets forth the expenses in connection with the issuance and distribution of the securities covered by this Registration Statement.  All such expenses are estimates, other than the registration fee payable to the Securities and Exchange Commission, and will be borne by Cimarex Energy Co. (the “Registrant”).

Securities and Exchange Commission filing fee	$ *
Legal fees and expenses	25,000
Accounting fees and expenses	5,000
Trustee fees	7,500
Trustee’s counsel fees	4,500
Miscellaneous	5,000
Total	$ *

*                 Pursuant to Rules 456(b) and 457(r), the Registrant is deferring payment of the registration fee.

Item 15.  Indemnification of directors and officers

Delaware Registrants

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful.

A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.  The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Article V of the Registrant’s Amended and Restated Certificate of Incorporation eliminates director liability for monetary damages arising from any breach of the director’s duty of care.

Article VIII of the Registrant’s Amended and Restated By-laws generally provides that, subject to certain limitations, each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer or employee of the Registrant or is or was a director, officer or employee of the Registrant or a direct or indirect wholly owned subsidiary of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of any such subsidiary or another company, savings and loan association, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified and held harmless by the corporation, to the full extent authorized by the DGCL, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection therewith, provided that such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant (and with respect to a criminal action, had no reason to believe his conduct was unlawful); except that with respect to actions brought by or in the right of the Registrant, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudicated to be liable to the Registrant, unless and only to the extent that the applicable court determines, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.  Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.  Article VIII provides that the Registrant may pay the expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to the Registrant of an undertaking, by or on behalf of such director, officer, employee or agent to repay such amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified under Article VIII.

Both the DGCL and Article VIII of the Registrant’s Amended and Restated By-laws specifically state that their indemnification provisions shall not be deemed exclusive of any other indemnity rights a director may have.

Section 145 of the DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such.  Under an insurance policy maintained by the Registrant, the Registrant is insured for certain amounts that it may be obligated to pay directors and officers by way of indemnity and each such director and officer is insured against certain losses that he may incur by reason of his being a director or officer and for which he is not indemnified by the Registrant.

The certificate of incorporation of each of Key Production, Inc., Oklahoma Gas Processing, Inc. and Prize Energy Resources, Inc. provide, consistent with the provisions of the Delaware General Corporation Law, that no director of each respective corporation will be personally liable to the respective corporation or any of their respective stockholders for monetary damages arising from the director’s breach of fiduciary duty as a director. This does not apply, however, with respect to any action for unlawful payments of dividends, stock purchases or redemptions, nor does it apply if the director (i) has breached his duty of loyalty to the respective corporation and its respective stockholders; (ii) does not act or, in failing to act, has not acted in good faith; (iii) has acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, has acted in a manner involving intentional misconduct or a knowing violation of law; or (iv) has derived an improper personal benefit. The provisions of each certificate of incorporation eliminating liability of directors for monetary damages do not affect the standard of conduct to which directors must adhere, nor do such provisions affect the availability of equitable relief. In addition, such limitations on personal liability do not affect the availability of monetary damages under claims based on federal law.

Texas Registrants

The Texas Business Corporation Act empowers corporations incorporated in Texas to indemnify any person who was, is or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director or officer against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including court costs and attorneys’ fees) actually incurred by the person in connection with the proceeding. Each Texas corporation is required pursuant to the Texas Business Corporation Act to indemnify a director or officer against reasonable expenses (including court costs and attorneys’ fees) incurred by him in connection with a proceeding in which he is a named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. The Texas Business Corporation Act provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

The articles of incorporation of Cimarex Energy Co. of Colorado provide, consistent with the provisions of the Texas Business Corporation Act, that no director of such corporation will be personally liable to such corporation or any of its shareholders for monetary damages arising from the director’s breach of fiduciary duty as a director. This does not apply, however, with respect to any action for unlawful payments of dividends, stock purchases or redemptions, nor does it apply if the director has acted in a manner involving intentional misconduct, fraud, or a knowing violation of law or, in failing to act, has acted in a manner involving intentional misconduct, fraud, or a knowing violation of law.

The provisions of the articles of incorporation eliminating liability of directors for monetary damages do not affect the standard of conduct to which directors must adhere, nor do such provisions affect the availability of equitable relief. In addition, such limitations on personal liability do not affect the availability of monetary damages under claims based on federal law.

The bylaws of each of Cimarex Energy Co. of Colorado, Cimarex Gas Gathering, Inc., ConMag Energy Corporation and Magnum Hunter Production, Inc. provide for indemnification of the directors and officers of each such respective corporation to the fullest extent permitted by the Texas Business Corporation Act.

The Registrant has entered into separate indemnification agreements with each of its directors and officers, which may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements may require the Registrant, among other things, to indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements may also require the Registrant to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ and officers’ insurance, if available on reasonable terms.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Registrant’s Amended and Restated Certificate of Incorporation or Amended and Restated By-laws, agreement, any co-registrant’s certificate or articles of incorporation or bylaws, vote of stockholders or disinterested directors or otherwise.

Item 16.  Exhibits

The following documents are filed as exhibits to this Registration Statement:

Exhibit No.	Description
1.1	Form of Underwriting Agreement.*
4.1	Amended and Restated Certificate of Incorporation of Cimarex Energy Co. (filed as Exhibit 3.1 to Registrant’s Form 8-K (file no. 001-31446) dated June 7, 2005, and incorporated herein by reference).
4.2	Amended and Restated By-laws of Cimarex Energy Co. (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K dated August 30, 2011 and incorporated herein by reference).
4.3

Specimen Certificate of Cimarex Energy Co. common stock (filed as Exhibit 4.1 to Amendment No. 1 to Registration Statement on Form S-4 dated July 2, 2002 (Registration No. 333-87948) and incorporated herein by reference).

4.4	Form of Certificate of Designation.*
4.5	Form of Indenture by and among Cimarex Energy Co. and U.S. Bank National Association, as trustee.***
4.6	Form of Debt Security.*
4.7	Form of Warrant Agreement.*
4.8	Form of Warrant Certificate.*
5.1	Opinion of Holme Roberts & Owen LLP relating to the validity of the securities being registered.***
5.2	Opinion of Bryan Cave LLP regarding the validity of the securities being registered by this Post-Effective Amendment No. 2 to Form S-3.**
12.1	Computation of ratio of earnings to fixed charges.**
23.1	Consent of KPMG LLP.**
23.2	Consent of Holme Roberts & Owen LLP (included in Exhibit 5.1).***
23.3	Consent of DeGolyer and MacNaughton.**
24.4	Consent of Bryan Cave LLP (included in Exhibit 5.2).**
24.1	Powers of Attorney for Cimarex Energy Co.***
24.2	Powers of Attorney for Co-Registrants***
25.1	Form T-1 Statement of Eligibility of Trustee.***

*                                 To be filed, if necessary, by amendment or as an exhibit to a Current Report on Form 8-K and incorporated by reference herein.

**                          Filed herewith.

***                   Previously filed.

Item 17. Undertakings

(a)                                  Each undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)      Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)       Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5)         That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)                                 Each undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of a registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)                                 Each undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment #2 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver and State of Colorado, on March 19, 2012.

CIMAREX ENERGY CO.

By:	/s/ Paul Korus
Paul Korus
Senior Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of this Securities Act of 1933, this Post-Effective Amendment #2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board and Director	March 19, 2012
F.H. Merelli

/s/ Thomas E. Jorden	President and Chief Executive Officer	March 19, 2012
Thomas E. Jorden	and Director
(Principal Executive Officer)

/s/ Joseph R. Albi	Executive Vice President and Chief	March 19, 2012
Joseph R. Albi	Operating Officer and Director

/s/ Paul Korus	Senior Vice President, Chief Financial	March 19, 2012
Paul Korus	Officer and Treasurer
(Principal Financial Officer)

/s/ James H. Shonsey	Vice President, Chief Accounting	March 19, 2012
James H. Shonsey	Officer and Controller
(Principal Accounting Officer)

*	Director	March 19, 2012
Jerry Box

*	Director	March 19, 2012
Hans Helmerich

Signature		Title	Date

*		Director	March 19, 2012
David A. Hentschel

*		Director	March 19, 2012
Harold R. Logan, Jr.

*		Director	March 19, 2012
Monroe W. Robertson

*		Director	March 19, 2012
Michael J. Sullivan

*		Director	March 19, 2012
L. Paul Teague

*By:	/s/ Paul Korus
Paul Korus, attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the undersigned additional registrant guarantors certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment #2 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver and State of Colorado, on March 19, 2012.

CIMAREX ENERGY CO. OF COLORADO
CIMAREX GAS GATHERING, INC.
CONMAG ENERGY CORPORATION
KEY PRODUCTION COMPANY, INC.
MAGNUM HUNTER PRODUCTION, INC.
OKLAHOMA GAS PROCESSING, INC.
PRIZE ENERGY RESOURCES, INC.

By:	/s/ Paul Korus
Paul Korus
Senior Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of this Securities Act of 1933, this Post-Effective Amendment #2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas E. Jorden	President and Chief Executive Officer	March 19, 2012
Thomas E. Jorden	and Director
(Principal Executive Officer)

/s/ Paul Korus	Senior Vice President, Chief Financial	March 19, 2012
Paul Korus	Officer and Treasurer and Director
(Principal Financial Officer)

/s/ Stephen P. Bell	Senior Vice President — Business	March 19, 2012
Stephen P. Bell	Development and Land and Director

/s/ James H. Shonsey	Vice President, Chief Accounting	March 19, 2012
James H. Shonsey	Officer and Controller
(Principal Accounting Officer)